Exhibit 99.1

Rex Energy Corporation Announces First Quarter 2010 Results

STATE COLLEGE, Pa., May 4, 2010 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy”) (Nasdaq:REXX) today announced first quarter 2010 results. Production averaged 19.1 MMcfe per day, which was 59% oil, 39% natural gas and 2% natural gas liquids. Realized gas prices after adjustment for cash settled derivatives were $6.34 per Mcf, as compared to $6.81 per Mcf in the prior year quarter. Realized oil prices after adjustment for cash settled derivatives were $70.08 per Bbl, as compared to $57.86 per Bbl in the prior year quarter. As a result, oil and gas sales, including cash settled derivatives, increased 30% over the first quarter 2009 to $16.3 million. EBITDAX from continuing operations, a non-GAAP financial measure, increased to $6.7 million. Excluding a one-time hedge liquidation of $4.6 million that occurred in the first quarter of 2009, this represented a 63% increase over the same period in 2009. The company recorded net income for the quarter of $2.0 million, or $0.05 per share. Adjusting for certain non-cash items, net income comparable to analyst estimates was $34,000, or zero cents per share.

Benjamin W. Hulburt, Rex Energy’s President and CEO, commented, “Overall, our average daily production grew 23% over the first quarter of 2009 and 11% over the fourth quarter of 2009. Due to our drilling activity in the Marcellus Shale, our Appalachian Region production increased 127% over the first quarter of 2009 and 34% over the fourth quarter of 2009.”

Capital expenditures in the first quarter of 2010 were $35.7 million of which approximately $4.8 million was spent in Rex Energy’s Illinois Region split evenly between secondary and tertiary drilling and development. Approximately $30.8 million of capital was spent in the Appalachian Region during the first quarter of 2010 which was associated with the company’s Marcellus drilling, leasing and midstream activities.

Operational Updates

Butler County, Pennsylvania Marcellus Project Area

Drilling and completion activity in Rex Energy’s Marcellus Shale project area in Butler County, Pennsylvania is continuing to progress on schedule. The two ‘Magill’ horizontal wells completed by the company earlier this year have been flow-testing for approximately 20 days. The combined peak 24 hour rate of the two Magill wells to date has been 5.9 MMcfe per day. The company expects these rates to continue to rise as additional water is returned to the surface. The company’s refrigeration processing plant, and therefore its gas sales in Butler County, Pennsylvania, is currently shut-in for pipeline maintenance. The company expects the plant and sales to resume during May 2010 and to connect the Magill wells to the plant at that time.

Mr. Hulburt remarked, “When we compare the initial flow rates of the Magill wells to our P. Knauff #1H well, our first horizontal Marcellus Shale well completed in Butler County, Pennsylvania during 2009, we are very encouraged by the results. The P. Knauff #1H well took approximately 90 days to achieve its peak rate, and thereafter, the rate remained relatively flat for the next 180 days. Although the results of the Magill wells are still preliminary, we are encouraged by what appears to be a similar profile.”

Mr. Hulburt further commented, “I am also very pleased to announce that the estimated cost to drill and complete the Magill wells was approximately $3.9 million per well, which is a significant improvement over the cost of our wells during 2009 and meets our budget expectations. For the year to date, we have finished drilling 4 horizontal wells in Butler County in an average of 24 days with average lateral extensions of 3,600 feet. We plan to fracture stimulate two wells in Butler County during the second quarter of 2010, and remain on track to drill and complete a total of ten wells in the county by year-end.”

The construction of the company’s jointly owned cryogenic processing plant in Butler County remains on schedule and the company expects that the plant will commence operations during the early part of the fourth quarter of 2010. The company anticipates that the final permits and approvals for the plant will be received during the second quarter of 2010 and believes that this will provide sufficient time to enable its partners to complete construction of the plant and bring Rex Energy’s production online during the fourth quarter of 2010.

Williams Joint Venture Marcellus Project Areas

In Westmoreland County, Pennsylvania, Rex Energy has finished drilling one horizontal well in the ‘Slavek Trust’ unit and is currently drilling a second well in the unit. The wells will be the last wells operated by Rex Energy in the joint venture project area before transferring operations to Williams. Concurrently, Williams has brought in their operated rig and is now drilling the third horizontal well in the Slavek Trust unit. Williams will serve as operator during the completion of these wells, which will mark the complete transition in operatorship of the joint venture to Williams.

In Clearfield County, Pennsylvania, Williams is continuing the construction of the company’s jointly owned gathering system, which is now anticipated to be completed in June 2010 with first production from its two jointly owned ‘Alder Run’ wells expected to occur in July 2010. Rex Energy owns a 50% working interest in the Alder Run wells. The company expects that the combined gross production from these wells will be six to seven MMcf per day.

Illinois Region

In the Illinois Region, Rex Energy’s enhanced oil recovery team has drilled and completed all the wells for the ‘Middagh’ unit, the company’s first field size alkali-surfactant-polymer (“ASP”) flood unit designed to target the Bridgeport Sandstone. The company’s team has tested a new completion method, which has improved the uniformity of injection into the formation, and is currently conducting polymer injection testing in the Middagh unit’s injection wells. In the last week of April 2010, the company’s surfactant supplier notified Rex Energy that its shipment of surfactant would be delayed for approximately two months from the originally scheduled delivery date. As a result, the company now expects to begin injecting the ASP chemicals in the unit in August 2010, instead of June 2010 as initially planned.

Second Quarter of 2010 Forecast

The following forecasts and estimates of Rex Energy’s second quarter 2010 production volumes are forward-looking statements subject to the risks and uncertainties identified in the “Forward-Looking Statements Disclosure” at the end of this release. Due to the shut-in of the company’s refrigeration plant in Butler County during the second quarter of 2010, and delays in the completion of the gathering system in Clearfield County, Pennsylvania, the company forecasts that its second quarter 2010 total production volumes will average between 18.4 MMcfe per day and 19.4 MMcfe per day. Rex Energy currently anticipates that crude oil volumes will comprise approximately 60% of the company’s total production volumes for the second quarter 2010.

For the second quarter 2010, lease operating expenses, based on the mid-point of the company’s production guidance, are projected to be $29.98 per barrel for the Illinois Region and $1.26 per Mcfe for the Appalachian Region. General and administrative expenses in the second quarter of 2010 are projected to be approximately $4.2 million, excluding approximately $600,000 in non-cash compensation expense.

Rex Energy is reaffirming its 2010 annual production guidance of 25.0 MMcfe and 29.0 MMcfe per day. The company expects that crude oil volumes will comprise approximately 47% of its total production volumes for the year. The company forecasts 2010 annual lease operating expenses, based on the mid-point of its production guidance, of $33.07 per barrel in the Illinois Region and $0.71 per Mcfe in the Appalachian Region. Rex Energy projects 2010 general and administrative expenses to be $16.7 million, excluding approximately $2.2 million in non-cash compensation expense.

(EBITDAX and Earnings/Net Loss Comparable to Analyst Estimates are non-GAAP financial measures. Please see the accompanying definitions and tables for the reconciliation of each of these non-GAAP measures. The company has classified all first quarter 2009 and prior period amounts related to its operations in the Southwestern Region as discontinued operations due to the sale of these assets during the first quarter of 2009. Please see the accompanying table for the reconciliation of the reported GAAP amounts to the amounts that would have been reported if Southwestern Region operations were included in continuing operations.)

Conference Call Information

A conference call to review the first quarter 2010 financial and operational results is scheduled for Wednesday, May 5, 2010 at 10:00 a.m. Eastern time. A webcast of the conference call will be broadcast live and available for replay on the company’s website at www.rexenergy.com in the Events and Presentations section under the Investor Relations tab.

Furthermore, Rex Energy will be incorporating slides with the conference call and webcast, which are now available on the company’s website under the Investor Relations tab.

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois Region and the Appalachian Region of the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, adverse economic conditions in the United States and globally; the difficult and adverse conditions in the domestic and global capital and credit markets; domestic and global demand for oil and natural gas; volatility in the prices the company receives for oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and uncertainties associated with the company’s legal proceedings and their outcome. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except per Share Data)

	March 31, 2010 (unaudited)	December 31, 2009
ASSETS
Current Assets
Cash and Cash Equivalents	$33,353	$5,582
Accounts Receivable	9,563	14,333
Short-Term Derivative Instruments	3,953	2,124
Deferred Taxes	1,255	2,827
Inventory, Prepaid Expenses and Other	1,965	1,111

Total Current Assets	50,089	25,977
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	210,884	206,676
Unevaluated Oil and Gas Properties	97,824	80,218
Other Property and Equipment	27,004	25,082
Wells and Facilities in Progress	45,917	34,086
Pipelines	5,091	5,167

Total Property and Equipment	386,720	351,229
Less: Accumulated Depreciation, Depletion and Amortization	(80,416)	(75,968)

Net Property and Equipment	306,304	275,261
Other Assets – Net	108	101
Intangible Assets – Net	1,003	1,098
Investment in RW Gathering	3,194	840
Long-Term Derivative Instruments	2,675	1,673

Total Assets	$363,373	$304,950

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$14,458	$16,386
Accrued Expenses	8,155	9,333
Short-Term Derivative Instruments	5,485	6,692

Total Current Liabilities	28,098	32,411
Senior Secured Line of Credit and Long-Term Debt	42	23,049
Long-Term Derivative Instruments	242	426
Long-Term Deferred Tax Liability	6,602	6,894
Other Deposits and Liabilities	6,073	5,830
Future Abandonment Cost	16,421	16,143

Total Liabilities	$57,478	$84,753
Commitments and Contingencies
Owners’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 44,014,396 shares issued and outstanding on March 31, 2010 and 36,817,812 shares issued and outstanding on December 31, 2009	44	37
Additional Paid-In Capital	372,976	292,372
Accumulated Deficit	(73,507)	(75,555)

Rex Energy Owners’ Equity	299,513	216,854
Noncontrolling Interests	6,382	3,343

Total Owners’ Equity	305,895	220,197

Total Liabilities and Owners’ Equity	$363,373	$304,950

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

($ and Shares in Thousands, Except per Share Data)

	Three Months Ended March 31,
	2010	2009
OPERATING REVENUE
Oil and Natural Gas Sales	$16,518	$8,798
Other Revenue	240	32

TOTAL OPERATING REVENUES	$16,758	$8,830

OPERATING EXPENSES
Production and Lease Operating Expense	5,920	5,154
General and Administrative Expense	4,205	3,751
Loss on Disposal of Assets	2	428
Impairment Expense	571	—
Exploration Expense	1,135	1,082
Depreciation, Depletion, Amortization and Accretion	5,092	6,171
Other Operating Expenses	190	—

TOTAL OPERATING EXPENSES	$17,115	$16,586

LOSS FROM OPERATIONS	$(357)	$(7,756)

OTHER INCOME (EXPENSE)
Interest Income	35	1
Interest Expense	(164)	(216)
Gain on Derivatives, net	3,792	5,464
Other Expense	(33)	(45)

TOTAL OTHER INCOME	$3,630	$5,204

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	3,273	(2,552)
Income Tax Benefit (Expense)	(1,281)	1,203

INCOME (LOSS) FROM CONTINUING OPERATIONS	$1,992	$(1,349)
Income from Discontinued Operations, Net of Income Taxes	—	323

NET INCOME (LOSS)	$1,992	$(1,026)
Net Loss Attributable to Noncontrolling Interests	56	—

NET LOSS ATTRIBUTABLE TO REX ENERGY	$2,048	$(1,026)

Earnings per common share:
Basic – income (loss) from continuing operations attributable to Rex common shareholders	$0.05	$(0.04)
Basic – income from discontinued operations attributable to Rex common shareholders	—	0.01

Basic – net income (loss) attributable to Rex common shareholders	$0.05	$(0.03)
Basic – weighted average shares of common stock outstanding	42,126	36,726

Diluted – income (loss) from continuing operations attributable to Rex common shareholders	$0.05	$(0.04)
Diluted – income from discontinued operations attributable to Rex common shareholders	—	0.01

Diluted – net income (loss) attributable to Rex common shareholders	$0.05	$(0.03)
Diluted – weighted average shares of common stock outstanding	42,200	36,726

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Oil and gas sales (in thousands):
Oil sales	12,730	7,220
Natural gas sales	3,620	1,578
Natural gas liquid sales	168	—
Cash-settled derivatives:
Crude oil [a]	(834)	3,263
Natural gas	599	509

Total oil and gas sales including cash settled derivatives	16,283	12,570

Production during the period:
Oil (Bbls)	169,755	181,183
Natural gas (Mcf)	665,420	306,631
Natural gas liquids (Bbls)	5,234	—

Total (Mcfe)[b]	1,715,354	1,393,729

Production – average per day:
Oil (Bbls)	1,886	2,013
Natural gas (Mcf)	7,394	3,407
Natural gas liquids (Bbls)	58	—

Total (Mcfe)[b]	19,059	15,486

Average price per unit:
Realized crude oil price per Bbl – as reported	$74.99	$39.85
Realized impact from cash settled derivatives per Bbl	(4.91)	18.01

Net realized price per Bbl	$70.08	$57.86

Realized natural gas price per Mcf – as reported	$5.44	$5.15
Realized impact from cash settled derivatives per Mcf	0.90	1.66

Net realized price per Mcf	$6.34	$6.81

Realized natural gas liquids price per Bbl – as reported	$32.02	—
Realized impact from cash settled derivatives per Bbl	—	—

Net realized price per Bbl	$32.02	—

(a)	For the three months ended March 31, 2009, excludes approximately $4.6 million in proceeds that were received upon the early settlement of oil hedges relating to the 2011 calendar year.
(b)	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe.

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES AS OF MARCH 31, 2010

(Unaudited)

Year	Volume	% of Current Production	Average Floor	Average Ceiling

Oil

Apr – Dec 2010	441 MBbls	87%	$62.71	$79.31

2011	228 MBbls	34%	$63.42	$108.87

2012	72 MBbls	11%	$60.00	$127.00

Natural Gas & NGLs

Apr – Dec 2010	1.71 Bcf	82%	$6.29	$8.91

2011	1.80 Bcf	65%	$6.47	$10.47

2012	0.60 Bcf	22%	$5.60	$7.86

After the first quarter ended, additional derivative contracts were added for crude oil and are not included in the above table. The details of the subsequent derivatives are as follows:

Year	Volume	Floor	Ceiling

2011	60 MBbls	$61.00	$120.00
2011	120 MBbls	$80.00	$98.00
2012	120 MBbls	$70.00	$124.85

The following table has been added to provide better clarification of components of Gain (Loss) on Derivatives, net under Other Income (Expense) on the Consolidated Statements of Operations for each of the periods presented (in thousands):

	Three Months Ended March 31,
	2010	2009
Realized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(834)	$7,835
Natural Gas Derivatives	599	509
Interest Rate Derivatives	(196)	(180)

Total Realized Gains (Losses) from Financial Derivatives	$(431)	$8,164

Unrealized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$1,110	$(4,744)
Natural Gas Derivatives	2,963	1,992
Interest Rate Derivatives	150	52

Total Unrealized Gains (Losses) from Financial Derivatives	$4,223	$(2,700)

Gain on Derivatives, net	$3,792	$5,464

Non-GAAP Financial Measures

EBITDAX

“EBITDAX”, for any defined period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX, as defined above, is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not by fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net (loss) from continuing operations to its EBITDAX from continuing operations for each of the periods presented ($ in thousands):

	Three Months Ended March 31,
	2010	2009
Net Income (Loss) From Continuing Operations	$1,992	$(1,349)
Add Back Depletion, Depreciation, Amortization & Accretion	5,092	6,171
Add Back Non-Cash Compensation Expense	433	475
Add Back Interest Expense	164	216
Add Back Impairment Expense	571	—
Add Back Exploration Expense	1,135	1,082
Less Interest Income	(35)	(1)
Add Back Realized Loss on Interest Rate Derivatives	196	180
Add Back Loss on Disposal of Assets	2	428
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	(4,223)	2,700
Less Proceeds From Early Settlement of Oil Derivatives	—	(4,600)
Add Back Noncontrolling Interest Share of Net Loss	56	—
Add Back (Less) Income Tax Expense (Benefit)	1,281	(1,203)

EBITDAX From Continuing Operations	$6,664	$4,099

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: deferred income taxes, unrealized gains or losses from financial derivatives, minus gains from unrealized financial derivatives, minus deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates, as defined above, is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analyst Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s net income (loss) from continuing operations to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended March 31,
	2010	2009
Income (Loss) From Continuing Operations Before Income Taxes, as reported	$3,273	$(2,552)
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	(4,223)	2,700
Add Back Impairment of Unproved Properties	571	—
Add Back Non-cash Compensation Expense	433	475
Add Back Loss on Disposal of Assets	2	428

Income From Continuing Operations Before Income Taxes, adjusted	$56	$1,051
Less Income Taxes, adjusted (a)	(22)	(495)

Net Income From Continuing Operations Comparable to Analysts Estimates	$34	$556

(a)	Income tax adjustment represents the effect of our effective tax rate on Loss From Continuing Operations Before Income Taxes, adjusted

Discontinued Operations

On March 24, 2009, Rex Energy completed the divestiture of its Southwestern Region operations, predominately located in the Permian Basin in the states of Texas and New Mexico. The company received net cash proceeds of approximately $17.3 million, plus the assumption of certain liabilities, based on an effective date of October 1, 2008.

Pursuant to accounting rules for discontinued operations, these assets were classified as Assets Held for Sale on the Consolidated Balance Sheet as of December 31, 2008, and results of operations are reflected as discontinued operations in the Consolidated Statements of Operations. At March 31, 2009, Rex Energy recorded a loss on sale of assets of approximately $425,000 in the Consolidated Statement of Operations. Summarized financial information for discontinued operations is set forth below ($ in thousands, except per share data):

	Three Months Ended March 31,
	2010	2009
Revenues:
Oil and Gas Sales	$—	$193
Other Revenue	—	—

Total Operating Revenue	—	193

Costs and Expenses:
Production and Lease Operating Expense	—	237
General and Administrative Expense (Income)	—	(97)
Gain on Derivatives	—	(558)

Total Costs and Expenses	—	(418)

Income from Discontinued Operations Before Income Taxes	—	611
Income Tax Expense	—	288

Income From Discontinued Operations, net of taxes	$—	$323